UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2014

ARCHER-DANIELS-MIDLAND COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-44	41-0129150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4666 Faries Parkway Decatur, Illinois	62526
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (217) 424-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On August 5, 2014, Archer-Daniels-Midland Company (the “Company”) amended its U.S. qualified pension plans and began notifying certain eligible individuals of its offer to pay those individuals’ pension benefit in a lump sum. Individuals eligible for the voluntary lump sum payment option are generally those who are retirees, surviving joint annuitants, beneficiaries and alternate payees of the U.S. qualified pension plans who are currently receiving a payment and commenced their benefit prior to June 30, 2014.

The Company is offering the one-time voluntary lump sum window in an effort to reduce its long-term pension obligations. The Company estimates that, depending on participation rates estimated at 20% to 40%, the voluntary lump sum payments, to be paid from plan assets, could reduce its global pension benefit obligation by approximately $170-$340 million and improve its pension underfunding by approximately $13-$26 million. The Company estimates that it will also have to incur a non-cash income statement charge of approximately $45-$90 million pre-tax in the quarter ending December 31, 2014 as a result of the requirement to expense the unrealized actuarial losses currently recognized as accumulated other comprehensive income/(loss) that relate to the liabilities settled at December 31, 2014. The Company expects ongoing pension expense to increase by $1-$3 million pre-tax in 2015. Actual participation rates, payout amounts and accounting impacts will not be known until December 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHER-DANIELS-MIDLAND COMPANY

Date: August 7, 2014	By	/s/ D. Cameron Findlay
D. Cameron Findlay Senior Vice President, General Counsel, and Secretary